Exhibit 4.4

PLAINS ALL AMERICAN PIPELINE, L.P.,

as Issuer

$800,000,000

7.000% SERIES B JUNIOR SUBORDINATED NOTES DUE 2056

SECOND

SUPPLEMENTAL

INDENTURE

Dated as of September 14, 2026

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

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ARTICLE X MISCELLANEOUS		20
Section 10.01.	Tax Treatment	20
Section 10.02.	Integral Part	20
Section 10.03.	Adoption, Ratification and Confirmation	20
Section 10.04.	Counterparts	20
Section 10.05.	Governing Law	20
Section 10.06.	Recitals; Trustee Makes No Representation; Trustee’s Rights and Duties	20

EXHIBIT A:	Form of Note

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SECOND SUPPLEMENTAL INDENTURE, dated as of September 14, 2026 (this “Supplemental Indenture”) among PLAINS ALL AMERICAN PIPELINE, L.P., a Delaware limited partnership (the “Partnership” or the “Issuer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore entered into a Subordinated Indenture, dated as of September 14, 2026 (the “Original Indenture”), with U.S. Bank Trust Company, National Association, as trustee;

WHEREAS, the Original Indenture, as supplemented by this Supplemental Indenture with respect to the Notes (as defined herein), is herein called the “Indenture”;

WHEREAS, under the Original Indenture, a new series of Debt Securities may at any time be established in accordance with the provisions of the Original Indenture and the form and terms of such series may be established by a supplemental Indenture executed by the Issuer and the Trustee;

WHEREAS, the Issuer proposes to create under the Indenture a new series of Debt Securities;

WHEREAS, additional Debt Securities of other series hereafter established, except as may be limited in the Original Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Original Indenture as at the time supplemented and modified; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Issuer have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Section 1.01.          Establishment.  There is hereby established a new series of Debt Securities to be issued under the Indenture, to be designated as the Issuer’s 7.000% Series B Junior Subordinated Notes due 2056 (the “Notes”).

(a)           There are to be authenticated and delivered $800,000,000 principal amount of Notes on the Issue Date, and from time to time thereafter there may be authenticated and delivered an unlimited principal amount of additional Notes as provided in Section 3.07.

(b)           The Notes shall be issued initially in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto. The Depositary with respect to the Notes shall be The Depository Trust Company.

(c)           Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.

(d)           If and to the extent that the provisions of the Original Indenture are duplicative of, or in contradiction with, the provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern.

(e)           The modifications to the Original Indenture made by this Supplemental Indenture shall apply only with respect to the Notes, and not with respect to other series of Debt Securities that may be issued under the Original Indenture.

ARTICLE II
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 2.01.         Definitions. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Original Indenture. References to Sections and Articles without designation refer to Sections and Articles of this Supplemental Indenture. The following are additional definitions used in this Supplemental Indenture:

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Capital Stock” means (i) in the case of a corporation or a company, corporate stock or shares; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“First Reset Date” means December 15, 2036.

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, an interest rate (expressed as a decimal) determined to be the per annum rate (i) equal to the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the Reset Interest Determination Date appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 (as defined herein) as of 5:00 p.m. (Eastern Time); or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, then the rate will be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recent H.15 as of 5:00 p.m. (Eastern Time) as of any date of determination.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto). The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the Reset Interest Determination Date.

“Interest Payment Period” means the semi-annual period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the Issue Date to but excluding June 15, 2027.

“Issue Date” means September 14, 2026.

“Notes” has the meaning assigned to it in Section 1.01(a) hereof, and includes both the Notes issued on the Issue Date and any Additional Notes issued thereafter.

“Rating Agency Event” means, as of any date, a change, clarification or amendment in the methodology published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision thereto), that then publishes a rating for the Partnership (together with any successor thereto, a “rating agency”) in assigning equity credit to securities such as the Notes, (a) as such methodology was in effect on September 9, 2026, in the case of any rating agency that published a rating for the Issuer as of September 9, 2026, or (b) as such methodology was in effect on the date such rating agency first published a rating for the Issuer, in the case of any rating agency that first publishes a rating for the Issuer after September 9, 2026 (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Notes by such rating agency had the current methodology not been changed.

“Reset Date” with respect to the Notes, means the First Reset Date of the Notes and each date falling on the five-year anniversary of the preceding Reset Date.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day that is two Business Days prior to the first day of such Reset Period.

“Reset Period” with respect to the Notes, means the period from and including the First Reset Date of the Notes to, but excluding, the next following Reset Date applicable to the Notes and thereafter each period from and including a Reset Date to, but excluding, the next following Reset Date.

“Senior Indebtedness” means, with respect to the Notes, (i) indebtedness of the Issuer, whether outstanding at the date of the Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed by the Issuer (including any financial derivative, hedging or futures contract or similar instrument, to the extent any such item is primarily a financing transaction) and (b) evidenced by debentures, bonds, notes, credit or loan agreements or other similar instruments or agreements issued or entered into by the Issuer; (ii) all synthetic lease obligations, capitalized lease obligations and finance lease obligations of the Issuer; (iii) all obligations of the Issuer issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Issuer and all obligations of the Issuer under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations of the Issuer for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which the Issuer is responsible or liable as obligor, guarantor or otherwise, except for any obligations, instruments or agreements of the type referred to in any of clauses (i) through (v) above that, by the terms of the instruments or agreements creating or evidencing the same or pursuant to which the same is outstanding, are subordinated or equal in right of payment to the Notes.

“Tax Event” means that the Partnership has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(a)           any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(b)          an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(c)           any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(d)          a threatened challenge asserted in writing in connection with a tax audit of the Partnership or any of its Subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after September 9, 2026, there is more than an insubstantial risk that interest payable by the Partnership on such Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Partnership for U.S. federal income tax purposes.

Section 2.02.          Other Definitions.

Defined in
Term	Section
“Additional Notes”	3.07
“Calculation Agent”	3.06(a)
“compound interest”	3.04(a)
“Designee”	3.02(c)
“Event of Default”	6.01(a)
“First Reset Period”	4.01
“Legal Defeasance”	8.02
“Interest Payment Date	3.02(b)
“Maturity Date”	3.02(b)
“Optional Deferral Period”	3.04(a)
“Original Notes”	3.02(a)
“Regular Record Date”	3.03
“Rights Plan”	3.04(e)

ARTICLE III
THE NOTES

Section 3.01.          Form; General. The Notes shall be issued initially in the form of one or more Global Securities. The Notes and Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part of this Supplemental Indenture, and the Issuer and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. The Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Section 3.02.          Title, Amount and Payment of Principal and Interest.

(a)           The Notes shall be entitled the “Series B Junior Subordinated Notes due 2056.” The Trustee shall authenticate and deliver the Notes for original issue on the date hereof (the “Original Notes”) in the aggregate principal amount of $800,000,000. The aggregate principal amount of Notes that may be outstanding at any time may not exceed $800,000,000 plus such additional principal amounts as may be issued and authenticated pursuant to Section 3.07.

(b)           The Notes shall bear interest (i) from and including the Issue Date to, but excluding, the First Reset Date at the rate of 7.000% per annum and (ii) from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.167 percentage points, to be reset on each Reset Date; provided, that the interest rate on the Notes during any Reset Period will not reset below 7.000%. The applicable interest rate for each Reset Period will be determined by the Calculation Agent in accordance with this Section 3.02 and Section 3.06. The Notes shall have a Stated Maturity of December 15, 2056 (the “Maturity Date”). Interest accumulating or payable on the Notes for any Interest Payment Period (or portion thereof) will be calculated on the basis of a 360-day year of twelve 30-day months. Interest on the Notes shall be payable semi-annually in arrears on each June 15 and December 15 (each, an “Interest Payment Date”) of each year, beginning on June 15, 2027, to Holders of record at the close of business on the immediately preceding Regular Record Date, subject to Section 3.04 hereof. If an Interest Payment Date is not a Business Day, payment of interest will be made on the next succeeding Business Day, without any interest, additional interest, or other payment in lieu of interest or additional interest accumulating with respect to this delay. The Partnership will give written notice of the relevant Five-year U.S. Treasury Rate as soon as reasonably practicable following each Reset Interest Determination Date to the Trustee and paying agent.

(c)           If the Partnership, in its sole discretion, determines that the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods set forth herein, the Partnership may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Notes or any affiliate of any such underwriter, but shall not include the Trustee (the “Designee”), to determine whether there is an industry-accepted successor rate to the Five-year U.S. Treasury Rate. If the Designee determines that there is such an industry-accepted successor rate, then the Five-year U.S. Treasury Rate shall be such successor rate and, in that case, the Designee may adjust the spread and may determine and adjust the Business Day convention, the definition of a “Business Day” and the Reset Interest Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the Five-year U.S. Treasury Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If the Partnership, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if this sentence is applicable with respect to the first Reset Interest Determination Date, the applicable interest rate for the First Reset Period (as defined below) will be 7.000%.

(d)           In no event shall the Trustee be responsible for determining whether there is an industry-accepted successor rate to the Five-year U.S. Treasury Rate or for making any adjustments to any spread thereon or the Business Day convention or interest determination dates with respect thereto or any other relevant methodology for calculating any such successor rate, including any adjustment factor needed to make such successor rate comparable to the Five-year U.S. Treasury Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. In connection with the foregoing, the Trustee shall be entitled to conclusively rely on any determination made by the Partnership or its Designee and will have no liability for such actions taken at the Partnership’s or Designee’s direction or otherwise in connection with respect to any such determination by the Partnership or its Designee.

Section 3.03.         Regular Record Date. With respect to each Interest Payment Date, the record date for the Notes shall be June 1 and December 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (each, a “Regular Record Date”).

Section 3.04.          Deferral of Interest.

(a)           So long as no Event of Default with respect to the Notes has occurred and is continuing, the Partnership may, at its option, defer interest payments on the Notes, from time to time, for one or more deferral periods of up to 20 consecutive Interest Payment Periods (each such deferral period, commencing on the Interest Payment Date on which the first such deferred interest payment otherwise would have been made, an “Optional Deferral Period”), except that no such Optional Deferral Period may extend beyond the Maturity Date or end on a day other than the day immediately preceding an Interest Payment Date. During any Optional Deferral Period, interest on the Notes will continue to accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes). In addition, during any Optional Deferral Period, interest on the deferred interest (“compound interest”) will accrue at the then-applicable interest rate on the Notes (as reset from time to time on any Reset Date occurring during such Optional Deferral Period in accordance with the terms of the Notes), compounded semi-annually, to the extent permitted by applicable law.

(b)           No interest will be due or payable on the Notes during an Optional Deferral Period, except upon a redemption of any Notes on any Redemption Date during such Optional Deferral Period (in which case, all accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on the Notes to be redeemed to, but excluding, such Redemption Date will be due and payable on such Redemption Date), or unless the principal of and interest on the Notes shall have been declared due and payable as the result of an Event of Default with respect to the Notes (in which case, all accrued and unpaid interest, including, to the extent permitted by applicable law, any compound interest, on the Notes, shall become due and payable). All references in the Notes and, insofar as relates to the Notes, the Indenture to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

(c)           Before the end of any Optional Deferral Period that is shorter than 20 consecutive Interest Payment Periods, the Partnership may elect, at its option, to extend such Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 20 consecutive Interest Payment Periods or extend beyond the Maturity Date. The Partnership may also elect, at its option, to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the day immediately preceding an Interest Payment Date. At the end of any Optional Deferral Period, if all amounts then due on the Notes, including all accrued and unpaid interest thereon (including, without limitation and to the extent permitted by applicable law, any compound interest), are paid, the Partnership may elect to begin a new Optional Deferral Period; provided, however, that, without limitation of the foregoing, the Partnership may not begin a new Optional Deferral Period unless the Partnership has paid all accrued and unpaid interest on the Notes (including, without limitation and to the extent permitted by applicable law, any compound interest) from any previous Optional Deferral Periods.

(d)           During any Optional Deferral Period, the Partnership (and its Subsidiaries, as applicable) shall not do any of the following (subject to the exceptions set forth in clause (e) of this Section 3.04):

(i)             declare or pay any dividends or distributions on any Capital Stock of the Partnership;

(ii)            redeem, purchase, acquire or make a liquidation payment with respect to any Capital Stock of the Partnership;

(iii)           pay any principal, interest or premium on, or repay, repurchase or redeem, any indebtedness of the Partnership that ranks equally with or junior to the Notes in right of payment; or

(iv)           make any payments with respect to any guarantees by the Partnership of any indebtedness if such guarantees rank equally with or junior to the Notes in right of payment.

(e)           However, during an Optional Deferral Period, the Partnership may (i) declare and pay dividends or distributions payable solely in its common units (together with cash in lieu of any fractional unit) or options, warrants or rights to subscribe for or purchase units of its common units, (ii) declare and pay any dividend or distribution in connection with the implementation of a plan (a “Rights Plan”) providing for the issuance by the Partnership to all holders of its common units of rights entitling them to subscribe for or purchase its common units or any class or series of its preferred equity, which rights (1) are deemed to be transferred with such common units, (2) are not exercisable until the occurrence of a specified event or events and (3) are also issued in respect of future issuances of its common units, (iii) issue any of shares of its Capital Stock under any Rights Plan or redeem or repurchase any rights distributed pursuant to a Rights Plan, (iv) reclassify its Capital Stock or exchange or convert one class or series of its Capital Stock for another class or series of its Capital Stock, (v) purchase fractional interests in shares of its Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged, and (vi) purchase, acquire or withhold its common units related to the issuance of its common units or rights under any dividend reinvestment plan or related to any of its benefit plans for its directors, officers, employees, consultants or advisors, including any employment contract.

(f)            The Partnership will give the Holders of the Notes and the Trustee written notice of its election of, or any shortening or extension of, an Optional Deferral Period at least 10 Business Days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date upon which the Partnership is required to give notice to any applicable self-regulatory organization or to Holders of the Notes of the next succeeding Interest Payment Date or the record date therefor. The record date for the payment of deferred interest and, to the extent permitted by applicable law, any compound interest payable on the Interest Payment Date immediately following the last day of an Optional Deferral Period will be the Regular Record Date with respect to such Interest Payment Date.

Section 3.05.      Interest Payments and Redemption. Notwithstanding any provision of this Article III, installments of interest on the Notes that are due and payable on any Interest Payment Date falling on or prior to a Redemption Date will be payable on that Interest Payment Date to the registered Holders thereof as of the close of business on the relevant Regular Record Date according to the terms of the Notes and the Indenture, except that, if the Redemption Date for any Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest (including, to the extent permitted by applicable law, any compound interest) on such Notes will be paid on such Redemption Date to the Persons entitled to receive the redemption price of such Notes. The Interest Payment Date falling immediately after the last day of an Optional Deferral Period shall not be deemed to fall on a day during such Optional Deferral Period.

Section 3.06.          Calculation Agent.

(a)           Unless the Partnership has validly called all of the outstanding Notes for redemption during the First Reset Period, the Partnership will appoint a calculation agent (the “Calculation Agent”) for the Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if the Partnership has called all of the outstanding Notes for redemption on a Redemption Date occurring during the First Reset Period, but the Partnership does not redeem all of the outstanding Notes on such Redemption Date, the Partnership will appoint a Calculation Agent for the Notes prior to the Reset Interest Determination Date preceding the First Reset Date. The Partnership may terminate any such appointment and may appoint a successor Calculation Agent at any time and from time to time (so long as there shall always be a Calculation Agent in respect of the Notes when so required). The Partnership may appoint itself or an affiliate of the Partnership as Calculation Agent.

(b)           The applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent will notify the Partnership of the interest rate for the Reset Period and the Partnership will promptly notify, or cause the Calculation Agent to promptly notify, the Trustee and paying agent for the Notes in writing of such interest rate, upon which the Trustee and paying agent will be permitted to conclusively rely. The Calculation Agent’s determination of any interest rate, and its calculation of the amount of interest for any Interest Payment Period beginning on or after the First Reset Date, will be on file at the Partnership’s principal offices, will be made available to any Holder or beneficial owner of the Notes upon request and will be final and binding in the absence of manifest error.

Section 3.07.          Issuance of Additional Notes. The Issuer may, from time to time, issue an unlimited amount of additional Notes (“Additional Notes”) under the Indenture, which shall be issued in the same form as the Original Notes and which shall have identical terms as the Original Notes other than the offering price, the date of issuance and, if applicable, the date from which interest thereon shall begin to accrue and the first Interest Payment Date, and except that the provisions of the Notes specifying the rate of interest thereon to but excluding the applicable First Reset Date shall not be applicable to any such additional Notes whose date of original issuance is on or after the applicable First Reset Date. If any such Additional Notes are not fungible with the Original Notes for U.S. federal income tax purposes, they will have a different CUSIP, ISIN, or other identifying number so that they are distinguishable from the Original Notes. The Original Notes and any Additional Notes subsequently issued shall be treated as a single series for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase.

Section 3.08.          Global Security Legend. Each of the Global Securities shall bear a legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) (55 WATER STREET, NEW YORK, NEW YORK 10041) TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.

ARTICLE IV
REDEMPTION

Section 4.01.          Optional Redemption.

The Partnership may at its option redeem the Notes, in whole or from time to time in part, (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on (and including) the First Reset Date (the “First Reset Period”) and (ii) after the First Reset Date, on any applicable Interest Payment Date, in each case at a redemption price in cash equal to 100% of the principal amount of the Notes to be redeemed, plus, subject to Section 3.05, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the redemption date.

Section 4.02.          Redemption Following a Tax Event.

The Partnership may at its option redeem the Notes, in whole but not in part, at any time within 120 days after a Tax Event at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, subject to Section 3.05, accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

Section 4.03.          Redemption Following a Rating Agency Event.

The Partnership may at its option redeem the Notes, in whole but not in part, at any time during the continuance of and, in any event, within 120 days after the occurrence of, a Rating Agency Event at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, subject to Section 3.05, accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

Section 4.04.          Notices of Redemption.

The following provisions shall apply with respect to redemptions of the Notes notwithstanding any contrary or inconsistent provisions of Section 3.02 of the Original Indenture:

(a) Notice of redemption shall be given by first-class mail, postage prepaid, or otherwise sent (or when the Notes are in the form of Global Securities, sent pursuant to the applicable procedures of the Depositary) not less than 10 nor more than 60 days prior to the redemption date, to each Holder of Notes to be redeemed, at the address of such Holder appearing in the register of Notes maintained by the Registrar, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or a satisfaction or discharge of the Indenture with respect to the Notes.

Once notice of redemption is delivered, the Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to Section 3.05, accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the next succeeding paragraph and (b) such redemption shall have been canceled in accordance with the provisions of the next succeeding paragraph because such condition shall not have been satisfied. If only part of a Note is redeemed, the Trustee will issue in the name of the registered Holder of the Note and deliver to such Holder a new Note in a principal amount equal to the unredeemed portion of the principal of the Note surrendered for redemption. If the Issuer elects to redeem all or a portion of the Notes, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the Trustee of monies sufficient to pay the redemption price.

If, at the time a notice of redemption is given, (i) the Issuer has not effected satisfaction and discharge of the Notes pursuant to Article XI of the Original Indenture and (ii) such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge of the Notes, then, if the notice of redemption so provides and at the Issuer’s option, the redemption may be subject to the condition that the Trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the Trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled and the Issuer shall not be required to redeem the Notes called for redemption on such redemption date. In the event that a redemption is canceled, the Issuer will, not later than the Business Day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the registered Holders of the Notes called for redemption (which notice will also indicate that any Notes or portions thereof surrendered for redemption shall be returned to the applicable Holders), and the Issuer will direct the Trustee to, and the Trustee will, promptly return any Notes or portions thereof that have been surrendered for redemption to the applicable Holders. Unless the Issuer defaults in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth above, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

If less than all of the Notes of a series are redeemed at any time, the Trustee will select the Notes or any portions thereof in integral multiples of $1,000 to be redeemed on a pro rata basis, by lot or by any other method the Trustee deems fair and appropriate and, when the Notes are in the form of Global Securities, in accordance with the applicable procedures of the Depositary

Section 4.05.      No Sinking Fund; Mandatory Redemption.

The Partnership is not required to make any mandatory redemption, mandatory repurchase or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of Holders. The Partnership may at any time and from time to time purchase Notes in the open market or otherwise.

ARTICLE V
COVENANTS

Section 5.01.          Compliance Certificate.

(a)           The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days after the occurrence of any Default or Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate specifying such Default or Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

ARTICLE VI
DEFAULTS AND REMEDIES

Section 6.01.         Events of Default. With respect to the Notes, the provisions of this Section 6.01 shall apply in lieu of the provisions of Section 6.01 of the Original Indenture in their entirety.

(a)           An “Event of Default” occurs if:

(i)             The Issuer does not pay any interest on any Note when it becomes due and payable and such default continues for 30 days (regardless of whether such payment is prohibited by Article VII), except as the result of a deferral of interest payments in accordance with Section 3.04;

(ii)            The Issuer does not pay any principal of or premium, if any, on any Note when it becomes due and payable (regardless of whether such payment is prohibited by Article VII);

(iii)           The Issuer remains in breach of any other covenant (excluding covenants solely applicable to one or more other series of Debt Securities issued under the Original Indenture) in the Indenture or the Notes for 90 days after there has been given to the Issuer, by registered or certified mail, a written notice of default specifying such default or breach and requiring remedy of the default or breach; the notice must be sent by either the Trustee or registered Holders of at least 33% of the principal amount of the outstanding Notes; or

(iv)           (1) pursuant to or within the meaning of Bankruptcy Law, the Issuer commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a custodian of it or for all or substantially all of its property, makes a general assignment for the benefit of its creditors, or generally is not paying its debts as they become due, or (2)(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against the Issuer in an involuntary case, appoints a custodian of the Issuer, or orders the liquidation of the Issuer and (y) such order or decree remains unstayed and in effect for 60 consecutive days.

However, as discussed below, neither the Trustee nor the Holders of the Notes will be entitled to declare the Notes to be due and payable immediately upon the occurrence of an Event of Default described in clause (iii) above.

No Event of Default with respect to the Notes will necessarily constitute an Event of Default with respect to the Debt Securities of any other series issued under the Original Indenture, and no Event of Default with respect to any such other series of Debt Securities issued under the Original Indenture will necessarily constitute an Event of Default with respect to the Notes. If an Event of Default, other than an Event of Default described in Section 6.01(a)(iii), occurs and is continuing with respect to the Notes, then either the Trustee or the registered Holders of not less than 33% in principal amount of the outstanding Notes may declare the principal amount of all of the Notes, together with accrued and unpaid interest thereon, if any, to be due and payable immediately, by a notice in writing to the Issuer (and to the Trustee if given by the registered Holders), and upon any such declaration, such principal amount of all outstanding Notes and accrued and unpaid interest, if any, thereon shall become immediately due and payable. If an Event of Default described in Section 6.01(a)(iv) occurs and is continuing with respect to all series of subordinated Debt Securities issued under the Original Indenture at the time outstanding, then either the Trustee or the registered Holders of not less than 33% in principal amount of all such outstanding subordinated Debt Securities under the Original Indenture may declare the principal amount of all such outstanding subordinated Debt Securities, together with accrued and unpaid interest thereon, to be due and payable immediately, and upon any such declaration, such principal amount of all outstanding Notes and accrued and unpaid interest, if any, thereon shall become immediately due and payable.

However, if an Event of Default described in Section 6.01(a)(iii) occurs and is continuing, neither the Trustee nor the registered Holders of the Notes will be entitled to declare the principal of the Notes, or accrued or unpaid interest thereon, to be due and payable immediately, by reason of the occurrence and continuation of such Event of Default. However, they may exercise the other rights and remedies available under the Indenture upon the occurrence of an Event of Default. The Holders of a majority in principal amount of the Notes may, by written notice to the Trustee, rescind any acceleration with respect to the Notes and annul its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the Notes, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such acceleration, have been cured or waived.

Section 6.02.          Control By Holders. The following provisions shall apply with respect to the Notes in lieu of Section 6.06 of the Original Indenture:

The Holders of a majority in principal amount of the outstanding Notes shall have the right to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or (ii) exercising any trust or power conferred on the Trustee, with respect to the Notes; provided that

(a)            such direction shall not be in conflict with any law or with this Indenture,

(b)           the Trustee may take any other action deemed proper by the Trustee which is consistent with such direction,

(c)           the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall, by a Responsible Officer or Officers of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability, and

(d)           the Holders have offered to the Trustee security or indemnity satisfactory to it against any cost, liability, or expense.

If an Event of Default is continuing with respect to all outstanding Debt Securities (that are subordinated pursuant to Article VII hereof or a similar subordination provision), the Holders of a majority in principal amount of all such outstanding Debt Securities, considered as one class, shall have the right to make such direction, and not the Holders of such Debt Securities of any one series.

ARTICLE VII
SUBORDINATION

Section 7.01.        Subordination. The Notes will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness in accordance with Article XIII of the Original Indenture, except that the following provisions of this Section 7.01 shall apply in lieu of Sections 13.02 and 13.03 of the Original Indenture.

Upon:

(a)           any payment by, or distribution of the assets of, the Partnership upon its dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings,

(b)           a failure to pay any interest, principal or other monetary amounts due on any of the Senior Indebtedness when due and continuance of that default beyond any applicable grace period, or

(c)           acceleration of the maturity of any Senior Indebtedness as a result of a default,

the Holders of all Senior Indebtedness will be entitled to receive, in the case of clause (a) immediately above, payment of all amounts due or to become due on all Senior Indebtedness, or in the case of clauses (b) and (c) immediately above, payment of all amounts due on all Senior Indebtedness, before the Holders of the Notes are entitled to receive any payment. So long as any of the events in clauses (a), (b), or (c) immediately above has occurred and is continuing, any amounts payable or assets distributable on the Notes will instead be paid or distributed, as the case may be, directly to the Holders of Senior Indebtedness to the extent necessary to pay, in the case of clause (a) immediately above, all amounts due or to become due upon all such Senior Indebtedness, or, in the case of clauses (b) and (c) immediately above, all amounts due on all such Senior Indebtedness, and, if any such payment or distribution is received by the Trustee under the Indenture or the Holders of any of the Notes before all Senior Indebtedness due and to become due or due, as applicable, is paid, such payment or distribution must be paid over to the Holders of the unpaid Senior Indebtedness. Subject to paying the Senior Indebtedness due and to become due in the case of clause (a) immediately above or the Senior Indebtedness due in the case of clauses (b) and (c) immediately above, the Holders of the Notes will be subrogated to the rights of the Holders of the Senior Indebtedness to receive payments applicable to the Senior Indebtedness until the Notes are paid in full.

ARTICLE VIII
LEGAL DEFEASANCE

Section 8.01.         Option to Effect Legal Defeasance. The Issuer may, as set forth in an Officers’ Certificate, at any time, elect to have Section 8.02 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.02.         Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 8.05 hereof and the other Sections of the Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and the Indenture, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)           the rights of Holders of Outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium on, if any, and interest on such Notes when such payments are due,

(b)           the Issuer’s obligations with respect to such Notes under Sections 2.07, 2.08, 2.09 and 4.02 of the Original Indenture,

(c)           the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s obligations in connection therewith,

(d)           this Article VIII, and

(e)           the Issuer’s rights of redemption under Article IV hereof.

Section 8.03.          [Reserved].

Section 8.04.         Conditions to Legal Defeasance. The following shall be the conditions to the application of Section 8.02 hereof to the Outstanding Notes:

In order to exercise Legal Defeasance:

(a)           the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in Dollars, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium on, if any, and interest on the Outstanding Notes at the Stated Maturity thereof or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b)           the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that (i) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           no Default or Event of Default shall have occurred and be continuing either on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Debt all or a portion of the proceeds of which shall be applied to such deposit);

(d)           such Legal Defeasance shall not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the Notes and the Indenture) to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries is bound;

(e)           the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(f)            the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer; and

(g)           the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance have been complied with.

Section 8.05.         Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any paying agent (including the Issuer acting as paying agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance.

Section 8.06.         Repayment to Issuer. Any money deposited with the Trustee or any paying agent, or then held by the Issuer, in trust for the payment of the principal of, premium on, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such paying agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07.        Reinstatement. If the Trustee or paying agent is unable to apply any Dollars or U.S. Government Obligations in accordance with Section 8.02 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under the Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 hereof until such time as the Trustee or paying agent is permitted to apply all such money in accordance with Section 8.02 hereof, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium on, if any, or interest on any Note following the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or paying agent.

ARTICLE IX
AMENDMENT; SUPPLEMENT AND WAIVER

Section 9.01.         Amendment; Supplement and Waiver. The following provisions of this Section 9.01 shall apply with respect to the Indenture (as it relates to the Notes) and the Notes, in lieu of Section 9.02 of the Original Indenture. Amendments of the Indenture and the Notes may be made by the Issuer and the Trustee with the written consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes). However, without the consent of each Holder of an affected Note, no amendment may, among other things:

(1)           reduce the percentage in principal amount of Notes whose Holders must consent to an amendment;

(2)            reduce the rate of or extend the time for payment of interest, including default interest, on any Note beyond the maximum time period for any permitted extension or deferral or to increase the maximum time period for any such interest extension or deferral or to increase the maximum number of times the Issuer may extend or defer such interest payment;

(3)            reduce the principal of or extend the stated maturity of any Note;

(4)            reduce the premium payable upon the redemption of any Note as described above under Article IV;

(5)           change any obligation of the Issuer to pay additional amounts with respect to any Note;

(6)           make any Notes payable in money other than U.S. dollars;

(7)           impair the right of any Holder to receive payment of the principal of and premium, if any, and interest on such Holder’s Note or to institute suit for the enforcement of any payment on or with respect to such Holder’s Note;

(8)           waive a continuing Default or Event of Default in the payment of principal and premium, if any, and interest with respect to such Holder’s Note; or

(9)           make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions.

The Holders of a majority in principal amount of the outstanding Notes, on behalf of all such Holders, may waive any past or existing Default or Event of Default with respect to the Notes (including any such waiver obtained in connection with a tender offer or exchange offer for the Notes), except a Default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected. A waiver by the Holders of Notes of compliance with a covenant, a Default or an Event of Default will not constitute a waiver of compliance with such covenant or such Default or Event of Default with respect to any other series of Debt Securities issued under the Indenture to which such covenant, Default or Event of Default applies.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the Holders under the Indenture becomes effective, the Issuer is required to send to all Holders of Notes a notice briefly describing such amendment. However, the failure to give such notice to all such Holders, or any defect therein, will not impair or affect the validity of the amendment.

The following provisions of this Section 9.01 shall apply with respect to the Indenture (as it relates to the Notes) and the Notes in lieu of the provisions of Section 9.01 of the Original Indenture: Without the consent of any Holder, the Issuer and the Trustee may amend the Indenture to:

(1)            cure any ambiguity, omission, defect or inconsistency;

(2)           provide for the assumption by a successor of the obligations of the Issuer under the Indenture;

(3)           provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)           secure the Notes or add guarantees with respect to the Notes or release guarantees with respect to the Notes in accordance with the terms thereof;

(5)           comply with any requirement in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

(6)           add to the covenants of the Issuer for the benefit of the Holders or surrender any right or power conferred upon the Issuer;

(7)           add any additional events of default;

(8)           make any change that does not adversely affect the rights under the Indenture of any Holder;

(9)           supplement any of the provisions of the Indenture to facilitate the defeasance and discharge of Notes pursuant to the terms of the Indenture;

(10)         comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(11)         conform the text of the Indenture to any provision of the “Description of the notes” included in the prospectus under which the Notes were initially offered and sold, to the extent that such text of the indenture was intended to reflect such provision of such “Description of the notes” as specified in an Officers’ Certificate; and

(12)         provide for a successor trustee.

ARTICLE X
MISCELLANEOUS

Section 10.01.        Tax Treatment.

Each Holder (or beneficial owner) of the Notes will, by accepting any Notes (or a beneficial interest therein), be deemed to have agreed that such Holder (or beneficial owner) intends that the Notes constitute indebtedness of the Partnership, and will treat the Notes as indebtedness of the Partnership, for U.S. federal and applicable state and local income tax purposes.

Section 10.02.        Integral Part. This Supplemental Indenture constitutes an integral part of the Indenture.

Section 10.03.       Adoption, Ratification and Confirmation. The Original Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 10.04.        Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

Section 10.05.      Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 10.06.      Recitals; Trustee Makes No Representation; Trustee’s Rights and Duties. The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture and shall not be liable in connection therewith. The rights and duties of the Trustee shall be determined by the express provisions of the Original Indenture, and nothing in this Supplemental Indenture shall in any way modify or otherwise affect the Trustee’s rights and duties thereunder.

[Signatures on following pages]

SIGNATURES

ISSUER:

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	PAA GP LLC
its General Partner

By:	Plains AAP, L.P.
its Sole Member

By:	Plains All American GP LLC
its General Partner

By:	/s/ Sharon Spurlin
Name:	Sharon Spurlin
Title:	Senior Vice President and Treasurer

Signature Page to Second Supplemental Indenture

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Michael K. Herberger
Name:	Michael K. Herberger
Title:	Vice President

Signature Page to Second Supplemental Indenture

EXHIBIT A

(Form of Face of Note)

CUSIP 726503AG0	No. __
ISIN US726503AG04	$__________

PLAINS ALL AMERICAN PIPELINE, L.P.

7.000% Series B Junior Subordinated Notes due 2056

Plains All American Pipeline, L.P., a Delaware limited partnership, promises to pay to __________, or registered assigns, the principal sum of _______________ Dollars [(or such greater or lesser amount as may be endorsed on the Schedule attached hereto)]1 on December 15, 2056.

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

PLAINS ALL AMERICAN PIPELINE, L.P.
By:	PAA GP LLC, its General Partner
By:	Plains AAP, L.P., its Sole Member
By:	Plains All American GP LLC, its General Partner

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

By:
Authorized Signatory

Dated:

1 To be included only if the Note is issued in global form.

(Form of Back of Note)

7.000% Series B Junior Subordinated Notes due 2056

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) (55 WATER STREET, NEW YORK, NEW YORK 10041) TO THE PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]2

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.             Interest. Plains All American Pipeline, L.P., a Delaware limited partnership (the “Issuer”), promises to pay interest on the principal amount of this Security, in accordance with the provisions hereof and of the Indenture, on each June 15 and December 15 (each, an “Interest Payment Date”), commencing [June 15, 2027] (subject to the right of the Issuer to defer the payment of interest, but not beyond the Maturity Date, in accordance with the Indenture), (i) from and including [September 14, 2026] to, but excluding, the First Reset Date at the rate of 7.000% per annum and (ii) except as provided in the Indenture, from and including the First Reset Date, during each Reset Period at a rate per annum equal to the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of 2.167 percentage points, to be reset on each Reset Date in accordance with the Indenture; provided, that the interest rate on the Notes during any Reset Period will not reset below 7.000%. Interest on the Note shall be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date, Redemption Date or the Maturity Date of the Note is not a Business Day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next Business Day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable Interest Payment Date, Redemption Date or Maturity Date, as the case may be.

So long as no Event of Default with respect to the Notes has occurred and is continuing, the Issuer may, at its option, defer interest payments on the Notes, from time to time, as set forth in Section 3.04 of the Supplemental Indenture.

2 To be included only if the Note is issued in global form.

2.             Method of Payment. The Issuer shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the June 1 and December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.17 of the Original Indenture with respect to defaulted interest, and the Issuer shall pay principal (and premium, if any) of the Notes upon surrender thereof to the Trustee or a paying agent on or after the Stated Maturity thereof. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Trustee maintained for such purpose within or without The City and State of New York, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium, if any, on, each Global Security and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the paying agent on or prior to the applicable record date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.             Paying Agent and Registrar. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, shall act as paying agent and Registrar.  The Issuer may change any paying agent or Registrar without notice to any Holder.  The Issuer or any of its Subsidiaries may act in any such capacity.

4.            Indenture. The Issuer issued the Notes under a Subordinated Indenture, dated as of September 14, 2026 (the “Original Indenture”), as supplemented by the Second Supplemental Indenture, dated as of September 14, 2026 (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) between the Issuer and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Issuer initially in aggregate principal amount of $800,000,000. The Issuer may issue an unlimited aggregate principal amount of Additional Notes under the Indenture. Any such Additional Notes that are actually issued shall be treated as issued and outstanding Notes (and as the same series (with identical terms other than with respect to the issue date, the date of first payment of interest, if applicable, and the payment of interest accruing prior to the issue date) as the initial Notes) for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

5.             Optional Redemption.

(a)            The Issuer may at its option redeem the Notes, in whole or from time to time in part, (i) on any day in the period commencing on the date falling 90 days prior to the First Reset Date and ending on (and including) the First Reset Date and (ii) after the First Reset Date, on any applicable Interest Payment Date at a redemption price in cash equal to 100% of the principal amount of the Notes to be redeemed, plus, subject to Section 3.05 of the Supplemental Indenture, accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date.

(b)           The Issuer may at its option redeem the Notes, in whole but not in part, at any time within 120 days after a Tax Event at a redemption price in cash equal to 100% of the principal amount of the Notes, plus, subject to Section 3.05 of the Supplemental Indenture, accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

(c)           The Issuer may at its option redeem the Notes, in whole but not in part, at any time during the continuance of and, in any event, within 120 days after the occurrence of, a Rating Agency Event at a redemption price in cash equal to 102% of the principal amount of the Notes, plus, subject to Section 3.05 of the Supplemental Indenture, accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

6.             Notice of Redemption; Selection of Notes.

Notice of redemption shall be mailed at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except as provided in the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. Unless the Issuer default in payment of the redemption price, on and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption. Notwithstanding anything to the contrary in the Original Indenture, if less than all the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof (in multiples of $1,000) to be redeemed (i) if the Notes are listed on an exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or (ii) if the Notes are not listed on an exchange or such exchange has no selection requirements, on a pro rata basis, by lot or, if the Notes are in the form of one or more Global Securities, by such method as the Depositary shall require.

Any redemption or notice of redemption may be subject to conditions, and may be rescinded or cancelled, as provided in the Indenture.

7.            Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes or other governmental charges required by law or permitted by the Indenture.  The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or repurchase, except for the unredeemed or unrepurchased portion of any Note being redeemed or repurchased in part.  Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or repurchased or during the period between a record date and the corresponding Interest Payment Date.

8.             Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes.

9.             Amendment, Supplement and Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented for certain the purposes set forth in the Indenture.

10.           Defaults and Remedies. Upon certain Events of Default, the Trustee or the Holders of at least 33% in aggregate principal amount of the then Outstanding Notes may declare all the Notes to be due and payable as provided in the Indenture. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then Outstanding Notes may direct the Trustee in its exercise of any trust or power. If and so long as the board of directors, an executive committee of the board of directors or trust committee of Responsible Officers of the Trustee in good faith so determines, the Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interests. The Holders of a majority in aggregate principal amount of the Notes then Outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any past Default or Event of Default and its consequences under the Indenture except as provided in the Indenture.

11.           Subordination. The indebtedness represented by the Notes is, to the extent and in a manner set forth in the Indenture, expressly subordinated in right of payment to the prior payment in full of all Senior Indebtedness, as defined in the Indenture, and this Note is issued subject to such provisions, and each Holder of this Note, by acceptance thereof, agrees to and shall be bound by such provisions and authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and appoints the Trustee its attorney-in-fact, as the case may be, for any and all such purposes.

12.           Trustee Dealings with Issuer. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its affiliates, and may otherwise deal with the Issuer or its affiliates, as if it were not the Trustee.

13.           No Recourse Against Others. No past, present or future director, officer, partner, employee, incorporator, manager, stockholder, unitholder or member of the Issuer, the General Partner, Plains All American GP or any other obligor on the Notes of any series, as such, shall have any liability for any obligations of the Issuer or such other obligors under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

14.           Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15.           Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16.           CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and corresponding ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17.           Tax Treatment. The Holder (and beneficial owner of this Note), by accepting this Note, acknowledges and affirms that it intends that the Note constitute indebtedness of the Issuer and will treat the Security as indebtedness of the Issuer for United States federal, state and local income tax purposes.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600

Houston, Texas 77002

Attention: Investor Relations

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _____________________________________________________ agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date: _____________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
(Signature must be guaranteed by a financial institution that is a member of the Securities Transfer Agent Medallion Program (“STAMP”), the Stock Exchange Medallion Program (“SEMP”), the New York Stock Exchange, Inc. Medallion Signature Program (“MSP”) or such other signature guarantee program as may be determined by the Registrar in addition to, or in substitution for, STAMP, SEMP or MSP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE OF INCREASES OR DECREASES IN THE GLOBAL NOTE3

The original principal amount of this Global Note is $_________. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian

3 To be included only if the Note is issued in global form.